July 29, 2011

Alamo Energy Corp.
10575 Katy Freeway, Suite 300
Houston, Texas 77024
(832) 436-1832

RE: "Certified SEC Reserves Report and Economic Valuation of Range-KYTX and Valentine Properties located in Kentucky and Lozano Property located in Texas" report dated July 13, 2011.

CONSENT OF TECHNICAL REPORT AUTHOR

Nova Resource, Inc. does hereby consent to the written disclosure of unmodified extracts of Nova's technical report titled "Certified SEC Reserves Report and Economic Valuation of Range-KYTX and Valentine Properties located in Kentucky and Lozano Property located in Texas" dated July 13, 2011 (the "Technical Report") within the Annual Report on Form 10-K of Alamo Energy Corp.

We, Nova Resource, Inc. and its officers, do hereby state that Nova Resource, Inc. and its officers generated the Technical Report and that Nova Resource, Inc. believes that the Technical Report states fairly and accurately the information in the Technical Report.

Nova Resource, Inc. Joseph V. Rochefort

Joseph V. Rochefort
President
P.O. Box 743324
Dallas, Texas 75374